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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

    CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 31, 2001

ELDORADO RESORTS LLC
ELDORADO CAPITAL CORP.
(Exact names of registrants as specified in their charters)

Nevada Nevada (State or other jurisdiction of incorporation)	333-11811 (Commission File Number)	88-0115550 88-0367075 (IRS Employer Identification No.)
345 North Virginia Street, Reno, Nevada (Address of Principal Executive Offices)		89501 Zip Code

Registrants' telephone number, including area code (775) 786-5700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

INFORMATION INCLUDED IN THIS REPORT

Item 5. Other Events and Regulation FD Disclosure.

    In our Quarterly Report on Form 10-Q for the period ended September 30, 2001 we disclosed that as of September 30, 2001 our total debt exceeded the limitation imposed by the maximum total debt to EBITDA ratio in our amended and restated loan agreement dated as of June 29, 2001 (the "Loan Agreement") and that the default had resulted in a suspension of the banks' obligation to make further advances under the Loan Agreement. We also disclosed that we anticipated that our total debt would continue to exceed the level permitted at December 31, 2001 under the then existing total debt to EBITDA ratio of 3.85 to 1.00.

    By an amendment dated as of December 31, 2001 (the "Amendment"), the Loan Agreement has been amended. The Amendment includes a waiver of the aforementioned default and the application of the Loan Agreement's total debt to EBITDA ratio covenant for our fiscal quarter ended September 30, 2001. The Amendment also amended the Loan Agreement to provide for a maximum total debt to EBITDA ratio of 4.25 to 1.00 for our fiscal quarters ending December 31, 2001 through December 31, 2002, and 4.00 to 1.00 for our fiscal quarters ending March 31, 2003 and thereafter. As a result of the Amendment, our total debt was within the limit permitted at December 31, 2001, and we have regained our ability to obtain further advances under the Loan Agreement. The foregoing is only a summary of certain provisions of the Amendment, and the summary is qualified in its entirety by reference to the Amendment, a copy of which is included as an exhibit to this report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    Exhibits

    The following exhibit is filed as part of this report.

Exhibit Number	Description
4.	Amendment No. 1 to Second Amended and Restated Loan Agreement, dated as of December 31, 2001, by and among Eldorado Resorts LLC, the banks referred to therein, and Bank of America, N.A., as administrative agent, and related consents of Eldorado Capital Corp. and the lenders.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

ELDORADO RESORTS LLC
January 3, 2002	By	/s/ DONALD L. CARANO Donald L. Carano, Chief Executive Officer, President and Presiding Manager
ELDORADO CAPITAL CORP.
January 3, 2002	By	/s/ DONALD L. CARANO Donald L. Carano, President

EXHIBIT INDEX

Exhibit Number	Description
4.	Amendment No. 1 to Second Amended and Restated Loan Agreement, dated as of December 31, 2001, by and among Eldorado Resorts LLC, the banks referred to therein, and Bank of America, N.A., as administrative agent, and related consents of Eldorado Capital Corp. and the lenders.

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FORM 8-K
INFORMATION INCLUDED IN THIS REPORT
Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX